Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107564 and No. 333-141928 of The Gymboree Corporation and subsidiaries on Form S-8 of our report dated June 22, 2007, appearing in this Annual Report on Form 11-K of the Gymboree 401(k) Plan for the year ended December 31, 2006.

By /s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 22, 2007